THE MANAGERS FUNDS

AMENDMENT NO. 21 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

September 21, 2012

The undersigned, constituting at least a majority of the Trustees of The Managers Funds (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, do hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, the Trustees wish to rename Class A shares of each of Managers Cadence Capital Appreciation Fund (the “Cadence Capital Appreciation Fund”) and Managers Cadence Mid-Cap Fund (the “Cadence Mid-Cap Fund”) as Investor Class shares;

WHEREAS, the Trustees wish to rename Administrative Class shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund as Service Class shares;

WHEREAS, the Trustees wish to abolish the Class B shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund and the establishment and designation of Class B shares as a class of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund when there are no Class B shares of such Funds outstanding;

WHEREAS, the Trustees wish to abolish the Class C shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund and the establishment and designation of Class C shares as a class of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund when there are no Class C shares of such Funds outstanding;

WHEREAS, the Trustees wish to abolish the Class D shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund and the establishment and designation of Class D shares as a class of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund when there are no Class D shares of such Funds outstanding;

WHEREAS, the Trustees wish to abolish the Class R shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund and the establishment and designation of Class R shares as a class of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund when there are no Class R shares of such Funds outstanding;

WHEREAS, the Trustees wish to abolish the Class P shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund and the establishment and designation of Class P shares as a class of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund when there are no Class P shares of such Funds outstanding; and

WHEREAS, the Declaration of Trust provides that the Trustees shall have the authority to rename and abolish such share classes as described above.

NOW THEREFORE, effective as of December 1, 2012, the undersigned, constituting a majority of the Trustees of the Trust, pursuant to authority conferred by the Declaration of Trust, do hereby rename the Class A and Administrative Class shares of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund as Investor Class and Service Class shares, respectively, and do hereby abolish the classes of each of the Cadence Capital Appreciation Fund and the Cadence Mid-Cap Fund previously established and designated by the Trustees as Class B, Class C, Class D, Class R and Class P shares.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Jack W. Aber Jack W. Aber	/s/ Bruce B. Bingham Bruce B. Bingham

/s/ Christine C. Carsman Christine C. Carsman	/s/ William E. Chapman, II William E. Chapman, II

/s/ Edward J. Kaier Edward J. Kaier	/s/ Steven J. Paggioli Steven J. Paggioli

/s/ Eric Rakowski Eric Rakowski	/s/ Thomas R. Schneeweis Thomas R. Schneeweis